Exhibit 10.2

ASSIGNMENT, DEVELOPMENT AND CO-OWNERSHIP AGREEMENT

VAL/08/06-09/01

BY AND BETWEEN

DBV TECHNOLOGIES, a limited company with a share capital of €250,493.00, registered with the Corporate and Trade Register of Paris under number 441 772 522 R.C.S. NANTERRE, with its head office located at 104 Avenue Victor Hugo 92100 Boulogne Billancourt, acting through its legal representative,

Hereinafter referred to as the “COMPANY,” party of the first part,

AND

L’ASSISTANCE PUBLIQUE – HOPITAUX DE PARIS [Public Welfare – Hospitals of Paris], a Public administrative body with its head office located at 3 avenue Victoria 75001 Paris RP, represented by its Chief Executive Officer and by proxy by Mr. Christophe MISSE, Head of the Clinical Research and Development Department

Hereinafter referred to as “AP-HP,” party of the second part,

AND

UNIVERSITE PARIS DESCARTES, a public scientific, cultural and professional institution, located at 12 rue de l’Ecole de Médecine – 75270 Paris cedex 06, represented by its President, Mr. Axel KAHN,

Hereinafter referred to as the “UNIVERSITÉ PARIS DESCARTES,” party of the third part,

Hereinafter referred to as the “PARTIES” or “CO-OWNER(S),”

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THE UNDERSIGNED RECITE AS FOLLOWS

As part of his activities as hospital practitioner, Christophe DUPONT (Hospital practitioner in the Newborn Medical Unit at the Saint Vincent de Paul Hospital of AP-HP – Assistant professor at the Paris Descartes University) has developed, in collaboration with the Company, a patch mainly intended to screen the sensitivity state of a subject to an allergen, its manufacturing process and use.

The COMPANY has know-how and is specialized in epicutaneous vaccination, mainly in the field of food allergies.

Christophe DUPONT approached the COMPANY in order to come up together with ways of developing a patch mainly intended to screen the sensitivity state of a subject to an allergen, its manufacturing process and use.

The patent application FR 01 03382 was initially filed by DBV MEDICA, and was the object of an assignment of application FR 01 03382 by DBV MEDICA to the COMPANY.

On August 28, 2003, the COMPANY, acting on its own behalf, registered with the European Patent Office the assignment of the patent corresponding in France to application FR 01 03382, naming Mr. Christophe DUPONT co-inventor. On April 26, 2006, the COMPANY filed on its own behalf the patent application No. US 20060411531, the patent application No. FR0759503 on December 3, 2007, the patent application No. US61/084,305 on July 29, 2008, naming Mr. Christophe DUPONT co-inventor.

The PARTIES agree to enter into an agreement which serves as declaration of co-ownership and assignment of patent – development and license regulating the co-ownership thus created by the PARTIES and the assignment of the royalties corresponding to the patent application filed.

Words importing the singular shall include the plural and vice versa.

Words importing the masculine gender shall include the feminine and vice versa.

THE PARTIES FORMALLY AGREED TO THE FOLLOWING:

PRELIMINARY ARTICLE: DEFINITION

In this regulation, hereinafter referred to as the “Agreement,” the terms enumerated below will have the following meaning:

1. “AFFILIATE”:

Any French or foreign joint stock company or partnership which, through an equity investment or other means, but by holding at least fifty percent (50%) of the rights to vote or of the management rights of the COMPANY, (a) controls the COMPANY, is controlled by the COMPANY or (b) is placed under the same control as the COMPANY.

The rights assigned to the AFFILIATES pursuant to this Agreement only apply to the legal entities qualifying as AFFILIATES when exercising the aforementioned rights. If a legal entity loses its quality of AFFILIATE during the term of this Agreement, the rights acquired by this legal entity will be lost immediately short of a written consent by AP-HP.

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2. “INITIAL PATENT”:

•	the priority French patent application No. FR20010003382 titled “Patch for screening the sensitivity state of a subject with respect to an allergen and use thereof,” filed on March 13, 2001 on behalf of DBV Medica, as well as any foreign application ensuing from this application, any continuation, partial continuation, addition, split and resulting patents, as well as any re-filed, reissued or reassessed patent ensuing from this application

•	the patent application No. US 20060411531 titled “Patch and uses thereof,” filed on April 26, 2006 on behalf of the Company, as well as any foreign application ensuing from this application, any continuation, partial continuation, addition, split and resulting patents, as well as any re-filed, reissued or reassessed patent ensuing from this application.

3. “DERIVED PATENTS”:

•	the patent application No. FR0759503 titled “Allergen Sensitivity Method” filed on December 3, 2007 on behalf of the Company, as well as any foreign application ensuing from this application, any continuation, partial continuation, addition, split and resulting patents, as well as any re-filed, reissued or reassessed patent ensuing from this application,

•	the patent application No. US 61/084,305 titled “Immunotherapy,” filed on July 29, 2008 on behalf of the Company, as well as any external application ensuing from this application, any continuation, partial continuation, addition, split and resulting patents, as well as any re-filed, reissued or reassessed patent ensuing from this application.

4. “PATENTS” :

the ORIGINAL PATENT and the DERIVED PATENTS

5. “LAW FIRM” :

the Becker and Associates Law Firm, with its head office located at 25 rue LOUIS Le Grand 75002 in Paris, an Intellectual Property Consulting Firm in charge with carrying out all the operations in connection with the drafting and filing of the patent application and with PATENT renewal and maintenance in effect.

6 “EFFECTIVE DATE”:

the date on which the COMPANY was issued the first PATENT, namely August 28, 2003

7. “PROCEDURAL FEES”:

the fees that that are charged to the PATENT MANAGER by the LAW FIRM or its foreign counterparts for operations in connection with the drafting and filing of the patent application, with PATENT renewal and maintenance in effect and with the registration of this Agreement.

The PROCEDURAL FEES do not include the expenses generated by potential proceedings for patent infringement against the PARTIES or one of the PARTIES.

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8. “CONFIDENTIAL INFORMATION”:

any confidential information or data belonging to the PARTIES, to one of the PARTIES or to third parties with which the PARTIES entered into a non-disclosure agreement, in connection with the Invention which is the object of the PATENTS, related to a know-how allowing the implementation of the PATENTS or linked to their use, irrespective of its form – written, graphic or oral – and of the support used.

9. “REPRESENTATIVE OF THE BODIES”:

AP-HP, appointed by the UNIVERSITÉ PARIS DESCARTES to negotiate on behalf of the public bodies the co-ownership and licensing agreement, the licensing agreements.

10. “PATENT MANAGER”:

the PARTY appointed by the other PARTIES to manage all the operations in connection with the drafting and filing of the patent application and with PATENT renewal and maintenance in effect, on behalf and in the common interest of the PARTIES.

11. “OPERATIONS MANAGER”:

The PARTY appointed by the other PARTIES to find industrial partners, to negotiate with them and to draft the operations agreements.

12. “OPERATION”:

at least one of the following operations: development, manufacturing, sale, import, export, advertising (if authorized), information, reagent vigilance, batch follow-up and, if applicable, their recall as well as the storage operations in connection with them. These operations also apply to the samples intended for assessment.

13. “ROYALTIES”:

the share of NET SALES paid by one PARTY to another PARTY.

14. “Field” means: the field-of-use of the PATENTS.

15. “PRODUCT”:

any products, processes and services, irrespective of their form, that fully or partially involve the use of the PATENTS and the manufacturing, creation, use or sale of which represent a counterfeit of a PATENT claim which was not revoked or otherwise invalidated by a final decision.

16. “Net Sales”:

the amount of tax-free sales of PRODUCTS (irrespective of their form) charged to third parties, including distributors, by the COMPANY or its AFFILIATES, after deducting:

•	the traditional trade discounts, the assets resulting from PRODUCT returns in each of the countries of the Territory. It is understood that the said cumulated trade discounts may not exceed fifteen (15%) of the sales and

The Net Sales do not include the sale of PRODUCTS between the COMPANY and its AFFILIATES or among its AFFILIATES. The Net Sales only include sales between an AFFILIATE (or the COMPANY) and a third party (and not the sale between the Company and the AFFILIATE or among AFFILIATES).

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Net Sales include neither the sales or transfers operated as part of humanitarian operations nor those which are part of clinical studies.

17. “Development Work”:

Any work and study carried out by the COMPANY or by a third party or an AFFILIATE on behalf of the COMPANY, mainly including the work, studies and clinical studies required to develop, validate and market the PRODUCTS and in particular all registration fees.

18. “TECHNOLOGY”:

the PATENTS referred to in this AGREEMENT and/or part of these elements used individually or combined.

19. “TERRITORY”:

the entire world.

20. “IMPROVEMENT” refers to any future patentable improvement in connection with at least one of the PATENTS and invented or co-invented by Mr. Christophe Dupont.

ARTICLE 1: OBJECT OF THE AGREEMENT

1.1 The object of this Agreement is to define the principles governing the co-ownership by the COMPANY, AP-HP and UNIVERSITÉ PARIS DESCARTES, of the PATENTS as well as the rights and obligations of each PARTY as part of the licensing agreements and mainly of the license granted to the COMPANY, concerning the use of the TECHNOLOGY for the design, promotion, sale and distribution of the PRODUCTS referred to in this AGREEMENT in the FIELD OF THE AGREEMENT.

1.2 The COMPANY registered the PATENTS on its own behalf.

1.3 AP-HP and UNIVERSITÉ PARIS DESCARTES expressed their wish to become co-owners of the PATENTS referred to in this AGREEMENT. Therefore, the COMPANY transfers to AP-HP and UNIVERSITÉ PARIS DESCARTES who agree, in exchange for the amount of one (1) euro, paid when signing this Agreement, ten (10) percent of its PATENT rights.

Consequently, the PATENTS are co-owned by the PARTIES as follows:

•	ninety percent (90%) by the COMPANY;

•	five percent (5%) by AP-HP

•	five percent (5%) by the UNIVERSITÉ PARIS DESCARTES

1.4 Consequently, the PARTIES wish to formalize through this Agreement the rules governing their co-ownership of the PATENTS and the resulting rights and obligations.

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ARTICLE 2: TERM

This Agreement takes effect retroactively as of the EFFECTIVE DATE. It remains valid and continues to have binding legal effects until the expiry or termination date or until the abandonment of the PATENTS in force.

ARTICLE 3: MANAGEMENT OF CO-OWNERSHIP

3.1 PATENT Management

3.1.1 On behalf of the PARTIES, the COMPANY is entrusted with the management of the PATENTS referred to in this AGREEMENT. The COMPANY thus becomes PATENT MANAGER. For the proper execution of the assignments entrusted to the PATENT MANAGER and in the common interest of the joint owners, the PARTIES undertake to provide the PATENT MANAGER, within the expected time-frame, with all the technical or administrative elements required or with the signatures it may need for the filing, maintenance or defense of the PATENTS and to offer their technical and scientific assistance in all PATENT-related procedures.

Should the COMPANY no longer wish to be PATENT MANAGER, it must notify this decision to the other PARTIES at least one (1) month prior to the earliest deadline in the procedures initiated in connection with one of the Industrial Property PATENTS in order for the other PARTIES to be able to take on the role of PATENT MANAGER, if they wish so.

Generally, the PATENT MANAGER will notify systematically and as early as possible the other PARTIES of the ongoing proceedings, filing deadlines and formal notifications.

The PARTIES, at the initiative of the PATENT MANAGER, will consult with each other on matters regarding the procedures to follow for the PATENTS and undertake to provide each other with a copy of any document related to the said procedures, early enough to enable them to submit their comments to each other before the deadline.

In the absence of a reply within 15 (fifteen) days from the receipt of the documents by the other PARTIES, it will be assumed that they approved the proposal of the PATENT MANAGER.

3.1.2 Should one of the PARTIES:

•	decide to abandon one of the PATENTS or

•	choose not to participate in the renewal or to continue the procedure in a specific country,

they will notify in writing the other PARTIES and they will assign to them the PATENT rights in question.

If, upon receipt of a bill, the COMPANY refuses to continue to pay its share in the PROCEDURAL FEES, it shall notify the other PARTIES in writing and it will assign to them the PATENT rights in question.

For the assigning PARTIES, the effective date of this abandonment is the date on which they will have received the abandonment notification.

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The COMPANY undertakes to provide all the signatures and documents required for the continuation of the procedure by the other assigning PARTIES.

3.1.3 In the countries in which the COMPANY has the quality of PATENT MANAGER, all PROCEDURAL FEES are to be borne by the COMPANY.

The designated LAW FIRM will directly charge all PROCEDURAL FEES to the COMPANY. The bills will be sent to the attention of the COMPANY.

In any country in which one of the PARTIES wishes to pursue, in their own name, PATENT filing, granting and maintenance procedures, the corresponding PROCEDURAL FEES are to be borne by the said PARTY alone.

3.14 Should one of the PARTIES decide to waive their rights in a country, the PROCEDURAL FEES paid in the country in question by that PARTY prior to this waiver will not be reimbursed under any circumstance.

Should the PARTIES agree to abandon the PATENTS and subject to the rights of third parties, the REPRESENTATIVE OF THE BODIES must notify in writing the inventors of AP-HP and of UNIVERSITÉ PARIS DESCARTES defined in the preamble to this Agreement, early enough to enable them to transfer the PATENTS to their name and at their expense.

3.2 IMPROVEMENTS

3.2.1 The results of the development of the PRODUCT which involves the use of the PATENTS may lead to IMPROVEMENTS which will be regulated by the provisions of this Agreement.

3.2.2 Each PARTY undertakes to notify the other PARTIES as soon as possible of the existence of any IMPROVEMENT resulting from their activities. Unless there is an emergency caused by the need to protect these rights, the PARTIES agree to refrain from disclosing such IMPROVEMENTS before jointly choosing the most appropriate way to register the IMPROVEMENTS in question. After making this decision, the PARTIES shall jointly determine the period during which the said IMPROVEMENTS must be kept confidential.

Unless a formal renunciation is made by one of the PARTIES, applications to obtain industrial property rights in connection with these IMPROVEMENTS and the titles subsequently granted will jointly belong to the PARTIES who made them possible.

Generally, the PARTIES agree to meet up to negotiate in good faith and in the common interest of the potential joint ownership which is the object of this Agreement all issues or disputes in connection with these IMPROVEMENTS.

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ARTICLE 4: DEVELOPMENT

The Development Work of the PRODUCTS from the FIELD-OF-USE, as defined in Appendix 1 of this Agreement will be managed and placed under the responsibility of the COMPANY. The validation work, in particular for the PRODUCT validation, will be undertaken by the COMPANY and may involve hospital departments of AP-HP. Where necessary, the COMPANY undertakes to supply, free of charge, the PRODUCTS required for the conduct of the intended studies.

The COMPANY undertakes to abide by the regulations in force in France and abroad and to make every effort to obtain the authorizations required by the laws and regulations applicable in the country where the COMPANY intends to market the PRODUCTS.

The PARTIES shall do their best to conduct the development work in order for it to result in the use of the PRODUCTS. The PARTIES shall notify each other of the progress of the development work during the meetings of the Monitoring Committee defined hereinafter. A final report will be handed over to the PARTIES on the end date of the Development Work.

The Monitoring Committee created consists of:

•	the President of the COMPANY

•	Mr. Christophe DUPONT

•	a REPRESENTATIVE OF THE BODIES, who will make sure that UNIVERSITÉ PARIS DESCARTES is provided with the agenda a month before the said meeting and will also send the University a detailed report.

who will have been informed by e-mail of the dates of the meetings of the Monitoring Committee at least two weeks prior to every meeting.

The Monitoring Committee must inform the PARTIES regarding:

•	the progress of the Development Work,

•	the signing of agreements with third parties for the use of the PATENTS

•	all issues regarding the co-ownership resulting from this Agreement.

The Monitoring Committee will be convened at least once a year, throughout the term of the Agreement. Minutes of the meeting will be drawn up and will be signed by all the members of the Monitoring Committee who attend the meeting. These minutes will be handed over to the COMPANY and to the REPRESENTATIVE OF THE BODIES for validation.

ARTICLE 5: VALORIZATION

5.1 Use of the PATENTS for research activities:

AP-HP and UNIVERSITÉ PARIS DESCARTES are free to make direct use of the PATENTS for internal research purposes alone, excluding all research that has commercial purpose.

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5.2 Exclusive usage right of the PATENTS

The COMPANY is the only one to benefit from all the rights resulting from the PATENTS. The PARTIES in co-ownership agree that the commercial use of the PATENTS is reserved exclusively for the COMPANY, all third parties that would succeed in its rights, all assignees and licensees or sub-licensees freely designated by the COMPANY. In return for the commitments made by the COMPANY in this Agreement, AP-HP and UNIVERSITÉ PARIS DESCARTES each undertake for their part not to make personal use of the above-mentioned PATENTS except for experimental activities (implemented after the prior notification and explicit authorization of the COMPANY) in compliance with Article L. 613.5 of the Intellectual Property Code, by its agents, officials or employees. AP-HP and UNIVERSITÉ PARIS DESCARTES additionally undertake, each for their part, not to grant an operating license for the PATENTS to a third party or to sign any non-opposition commitment regarding the PATENTS.

The COMPANY shall be solely responsible for its promotion, design and distribution policies for the promotional PRODUCTS subject to the prior consent of AP-HP and of UNIVERSITÉ PARIS DESCARTES for any promotional use of their name.

As a consequence, every written or oral quotation of the denominations and/or trademarks of any of the PARTIES as part of communications, operations or public events of any kind and especially as part of any operation that is likely to have a direct or indirect promotional nature, shall remain in all cases subject to the formal and prior authorization of the above-mentioned PARTIES.

5.3 The COMPANY will make sure that its AFFILIATED COMPANIES, its potential licensees and/or sub-licensees, as well as any third parties that they may interact with in order to execute this Agreement abide by this commitment, and will make sure that the provisions of this article are integrated in the agreements that it will conclude.

5.4 In the event the COMPANY does not sell any of the PRODUCTS within thirty (30) months from the first marketing of the product and if it is unable to provide a reason to AP-HP, the latter may convert this license into a non-exclusive license provided that it sends the COMPANY a prior notification by registered letter with acknowledgement of receipt with a six month’ notice and provided that during this period the COMPANY has not given proof of an impediment due to an Act of God or a technical or regulatory constraint, in particular in case of security or efficiency issues recorded for the PRODUCTS.

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5.5 – FINANCIAL TERMS

5.5.1 In return for the royalties granted under this Agreement, the COMPANY undertakes to:

•	seek the funding necessary for the marketing of the PRODUCTS

•	pay the REPRESENTATIVE OF THE BODIES royalties resulting from the use of the PRODUCTS

•	take responsibility for the payment of taxes and annual installments in connection with the PATENTS.

5.5.2 Royalties

In return for the rights assigned under this Agreement and in compliance with Article L. 613-29 of the Intellectual Property Code, the COMPANY undertakes to remunerate the REPRESENTATIVE OF THE BODIES for the direct and/or indirect use, the amounts listed below, after deduction of the PROCEDURAL FEES and the clinical development costs of the PRODUCTS (the clinical development costs of the PRODUCTS not exceeding a maximum cumulative deduction of six (6) million euros during the TERM of this AGREEMENT):

For direct use:

•	ROYALTIES of two percent (2%) of the Net Sales of any PRODUCT using at least partly the INITIAL PATENT alone or in combination with one or more DERIVATIVE PATENTS marketed and billed by the COMPANY or its AFFILIATES.

•	ROYALTIES of one percent (1%) of the Net Sales of any PRODUCT using at least partly the INITIAL PATENT alone without the use of the INITIAL PATENT, marketed and billed by the COMPANY or its AFFILIATES.

The PARTIES agree that the ROYALTIES are retroactively due to AP-HP and UNIVERSITÉ PARIS DESCARTES and this as of the EFFECTIVE DATE of this Agreement.

For indirect use:

•	income generated by the exclusive or non-exclusive licenses or sublicenses granted by the COMPANY of two per cent (2%) of the total amounts of all kinds received by the COMPANY or its AFFILIATES for the use of the PATENTS (lump sums, royalties on the Net Sales, guaranteed minimum, excluding however the amount received for research work such as subsidies, donations, “grants,” milestone payments). Such income resulting from the exclusive or non-exclusive licenses or sublicenses shall be transferred to the REPRESENTATIVE OF THE BODIES upon collection of the COMPANY’s income from the licensee or the sub-licensee.

It is specified for clarification purposes that the above-mentioned royalties do not cumulate and that the rate applicable must be determined on a case-by-case basis.

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The PARTIES agree that every third party who is granted by the COMPANY license or sublicense rights on the PATENTS should be bound by a contractual agreement with the COMPANY to comply with the obligations stipulated in this Agreement that can be applied to them according to the mutatis mutandis context; the COMPANY remains responsible for the proper execution of this Agreement. If the licensed or sub-licensed third party expresses its will to become assignor of the license, the licensed or sub-licensed third party will be subject to the provisions of Article 8.2 of this Agreement.

The COMPANY shall be solely responsible for the payment of the ROYALTIES to the REPRESENTATIVE OF THE BODIES, whose responsibility is to compensate the inventor and to transfer to UNIVERSITÉ PARIS DESCARTES the amount corresponding to the share of UNIVERSITÉ PARIS DESCARTES mentioned in Article 1.3 of this Agreement.

The report of the Net Sales for every PRODUCT and/or the revenues obtained from the licenses granted until December 31 of every year following the due date and certified by the auditor of the COMPANY shall be sent to AP-HP on April 30 of the following year, even in the hypothesis of absence of sales during the fiscal year taken into account. This operating revenues report will consist of:

•	the reference of the present Contract,

•	the amount of Net Sales,

•	the amount of license revenues,

•	the amount due to AP-HP and to UNIVERSITÉ PARIS DESCARTES

After the approval of this report by AP-HP, the amounts due for the year taken into account have to be paid within thirty (30) days from the receipt of the invoice issued by AP-HP. The payments shall be made in accordance with the bank references sent to the COMPANY beforehand by AP-HP. These amounts and every amount due by the COMPANY to AP-HP in accordance with this Agreement will be sent to:

Office de Transfert de Technologie et de Partenariat Industriel [Office for Technology Transfer and Industrial Partnerships]

Délégation Régionale à la Recherche Clinique [Clinical Research Local Delegation]

Carré Historique de l’Hôpital Saint-Louis – Porte 23

1, avenue Claude Vellefaux 75475 Paris Cedex 10

and transferred to the account of the Paymaster General with AP-HP in an account opened in their name at Banque de France with the following account number:

30001 / 00064 / W7530000000 / 37.

Any amount which is not paid by the COMPANY within the above-mentioned time-frame will result in late prorated payment penalties in accordance with the legal interest rate in force increased by two (2) points.

It is specified that as and whenever necessary the report of the net sales on December 31, 2008 also includes the sales which will have been invoiced by the COMPANY prior to the signing of this Agreement, as of the Use of the PRODUCTS by the COMPANY.

The COMPANY shall pay the ROYALTIES due to AP-HP by virtue of this Article in Euros. If the COMPANY received the Net Sales in a currency other than Euros, the amount of the compensation owed to AP-HP will be calculated in these currencies and converted to Euros at the exchange rate in force at the time of the payment of the ROYALTIES to the COMPANY.

The amounts due shall be increased by legal fees and especially by VAT at the rate in force.

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Auditing:

At the request of AP-HP but one time per calendar year at the most, the COMPANY must allow a public accountant commissioned by AP-HP to perform an accounting control to verify the accuracy of the calculation of the amounts due. The fees and compensation of the public accountant will be borne entirely by AP-HP, except for the situation in which the audit would reveal a payment error rate of over five percent (5%), in which case the COMPANY must bear all the fees charged by this accountant. The said public accountant will proceed to an accounting control in compliance with the provisions of Article 7. The public accountant designated is bound by professional secrecy. Accounting controls may only be performed for the latest fiscal year for which the accounts have been closed and for the two previous fiscal years, provided that they have not already been audited.

ROYALTIES are due for each country as of the first marketing of the technology and until the end of the longest of the following terms: if and for as long as there is a PATENT issued in this country.

5.5.3 Each Party will pay its employed inventors in compliance with the legal and conventional provisions in force.

On November 30 of each year, AP-HP will provide UNIVERSITÉ PARIS DESCARTES with a report on the amounts resulting from the use of the PATENTS during the previous fiscal year, accompanied by the appropriate supporting documents (sales report). This report must include, in particular, the total operating revenues for the year in question.

Within 30 (thirty) days from the receipt of this document, UNIVERSITÉ PARIS DESCARTES will send AP-HP the invoice for its share of direct or indirect ROYALTIES.

ARTICLE 6: REFERENCE TO AP-HP – USE OF THE LOGO OF AP-HP

6.1. The COMPANY or the COMPANY’s sub-licensee(s), if the COMPANY grants sublicenses, may in no case reproduce the names and trademarks of AP-HP and of UNIVERSITÉ PARIS DESCARTES unless their written consent is obtained beforehand.

6.2. The COMPANY guarantees to include in the sublicensing agreement(s) that may be concluded, the restrictions stipulated in this article and the compliance of the sub-licensee(s) with them.

ARTICLE 7: CONFIDENTIALITY

7.1 By concluding this Agreement, each PARTY undertakes to comply with and preserve the strictly confidential nature of any CONFIDENTIAL INFORMATION received from the other PARTIES.

7.2 Each PARTY guarantees to the other PARTIES that their staff and/or any other associate, irrespective of their capacity, abide by the confidential nature of the said CONFIDENTIAL INFORMATION.

7.3 Each PARTY hereby undertakes not to submit any patent application or any other industrial property rights which include CONFIDENTIAL INFORMATION received from the other PARTIES.

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7.4 This obligations of confidentiality to which each of the PARTIES are bound does not apply to the information for which the PARTIES who receive it are able to prove:

a) that its disclosure was decided by common agreement of the PARTIES;

b) that the information was already public at the time of its disclosure or that they are not responsible for disclosing it;

c) that the PARTIES legally held this information from a third party, unrelated to the project;

d) that the CONFIDENTIAL INFORMATION is disclosed by PARTIES who owned it.

7.5 Should any of the PARTIES to this Agreement need to disclose CONFIDENTIAL INFORMATION of any kind, in connection with the Invention protected by the PATENTS to a third party, mainly to a candidate to a sublicense agreement, they will bind the said third party to a non-disclosure agreement including obligations at least as constraining as those stipulated in this Article.

7.6 This Article 7 may not be enforced to the current or future shareholders of the COMPANY or to its auditors who may wish to learn the terms of this Agreement and it cannot be invoked to prevent their publication in compliance with the provisions of Article 14 of this Agreement.

7.7 This Article 7 will remain in force 5 (five) years from the expiry or the early termination of this Agreement.

ARTICLE 8: TRANSFER OF THE AGREEMENT - ASSIGNMENT OF THE PATENTS

8.1. This Agreement is entered into intuitu personae. Therefore, it is personal, it may not be transferred and transmitted, subject to the provisions of Articles 5 and 8.2.

8.2. In the event of a merger, acquisition, partial transfer of assets, transfer of the COMPANY or of its activities to another company, of a change in the management of the COMPANY or of any other transformation of the COMPANY intended to modify the intuitu personae characteristics taken into account in this Agreement, this Agreement may be assigned or transferred without the written consent of the REPRESENTATIVE OF THE BODIES. It is already understood that any third party to whom the rights and obligations of one of the PARTIES are transferred will have to meet the same requirements as the ones ascribed to that PARTY in this Agreement.

8.3. Each PARTY may, at any time, fully or partly assign their PATENT rights. The assignor must notify the other PARTIES beforehand of their intention to assign the said rights, as well as of the name and address of the potential assignee and of the financial terms of the assignment. The other PARTIES will subsequently have a 60 (sixty) day- right of preemption as of the receipt of the said notification. The PATENT assignment options presented to a third party should in no way be more favorable than those presented to the other PARTY.

If an assignment is made to a third party, the deed of assignment must stipulate that the assignee undertakes to meet all the obligations incumbent upon the assignor pursuant to this Agreement.

ARTICLE 9: LEGAL PROCEEDINGS

9.1. Guaranties

The COMPANY does not hold liable AP-HP and UNIVERSITÉ PARIS DESCARTES, their directors, trustees, managers, employees, proxies as well as their successors and rightful beneficiaries of any of those mentioned above (collectively: the “beneficiaries of the exemption”) for any of the complaints filed by third parties for personal injuries or pecuniary losses related to or arising from:

i) the use of the patents by the COMPANY or its affiliates, directors, trustees, managers, employees, external collaborators, subcontractors or proxies,

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ii) the design, manufacturing, distribution or use of products patented by the COMPANY or its affiliates. This exemption from liability comprises all costs and expenses, including standard lawyers’ fees and potential transaction fees.

During the development stage of the patented products, including during clinical trials and prior to their release on the market, the COMPANY will purchase a civil liability insurance from one or several creditworthy insurance companies that will be preserved subsequently.

9.2. Counterfeit by third parties

Should one of the PARTIES become aware of a counterfeit of the PATENT, they must promptly notify in writing the other PARTIES, providing them with all available information to assess the seriousness of the situation. The PARTIES will consult with each other in order to jointly decide of the measures to be taken and will negotiate with the counterfeiter in order to put an end to the counterfeiting.

If the PARTIES agree to jointly carry out the legal proceedings or to enter into negotiation with the counterfeiter, they will determine beforehand the proportion of the costs to be borne by each of them. The compensations potentially granted to them by the Court or by the counterfeiter after the settlement of a transaction shall be split among the PARTIES in proportion to their participation in the costs.

Should the PARTIES fail to agree on a joint action or if the negotiations entered into by the PARTIES to put an end to the counterfeiting fail to reach an amicable settlement within 30 (thirty) days from the receipt of the registered letter notifying the counterfeiter to cease the counterfeiting, the COMPANY alone is entitled to undertake, under its own responsibility and on its own account, the actions that it will deem fit. It is understood that, in this case, it will fully bear the risks and benefits of such actions.

9.3. Action for Patent Infringement against the COMPANY

Should an action for patent infringement be filed against the COMPANY during the manufacturing or sale of the PRODUCTS, the other PARTIES would technically support the COMPANY in its defense, provided that the products targeted by the patent infringement perfectly match the PRODUCTS defined in this Agreement or the IMPROVEMENTS and that the COMPANY complies with the regulations in force in the country in question.

In this context, the PARTY who renounces to be involved in legal proceedings concerning the PATENTS as either plaintiff or defendant shall assign to the other PARTIES, if necessary, all required powers, as well as all useful information it holds.

ARTICLE 10: TERMINATION OF THE AGREEMENT

10.1 This Agreement will be terminated as of right by any of the PARTIES if another PARTY fails to fulfill one of the core obligations incumbent upon them pursuant to this Agreement, insofar as the defaulting PARTY has not remedied this severe default within 6 (six) months from its notification by registered letter with acknowledgement of receipt.

[signature] [signature]

10.2 Resorting to this option of terminating the Agreement does not exempt the defaulting PARTY from fulfilling the contractual obligations up to the date on which this termination becomes effective and this, subject to the damages potentially incurred by the plaintiff because of the early termination of this Agreement.

10.3 This Agreement will be terminated as of right if the COMPANY completely or partially ceases its activities, in the event of the dissolution or of an amicable winding up of the COMPANY or in the event of its recovery or judicial winding-up and this as of the date on which the order ruling its dissolution, recovery or judicial winding-up is issued and subject to the provisions of Article L622-13 of the Commercial Code.

10.4. In the event of the termination of this Agreement, the COMPANY is formally prohibited from making any reference to AP-HP and to UNIVERSITÉ PARIS DESCARTES on any grounds and also from using inserts previously approved by AP HP and UNIVERSITÉ PARIS DESCARTES.

The confidentiality and ownership-related obligations in connection with PATENT shall remain in force.

The licenses and sublicenses potentially granted by the COMPANY will not be affected by this termination, provided that the sub-licensees are not themselves in breach.

ARTICLE 11: NOTIFICATIONS

All notifications required or made in compliance with this Agreement are valid on condition that they are made in writing and sent to the designated persons at the addresses indicated below, by registered letter with acknowledgement of receipt or by any other notification method which offers a reasonable proof of their receipt.

For the COMPANY:

DBV Technologies

To the attention of the President and Chief Executive Officer

Pépinière Paris Santé Cochin

29 rue du Faubourg Saint-Jacques

75014 Paris

For AP-HP and the REPRESENTATIVE OF THE BODIES:

Office de Transfert de Technologie et de Partenariats Industriels – DIRC- [Office for Technology Transfer and Industrial Partnerships]

Carré Historique de l’Hôpital Saint Louis

Porte 23

1 avenue Claude Vellefaux

75010 Paris

ARTICLE 12: INVALIDITY

The PARTIES are forbidden from challenging the validity of the PATENT.

It is clearly understood that the ROYALTIES and revenues from licenses or sublicenses referred to in this Agreement are due by the COMPANY for each of the countries of the TERRITORY and for as long as a valid PATENT exists in compliance with the provisions of Article 5.5.2 hereinbefore.

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Should any of the PATENTS be, in a given country or territory, declared null and void by a final court order and since this invalidity would determine the arrival of new competition on the market in question, the REPRESENTATIVE OF THE BODIES and the COMPANY may meet to reassess the conditions related to the commercial operation of the PRODUCTS by the COMPANY and/or its licensed firms.

ARTICLE 13: LAW OF THE CONTRACT – CLAIMS – LITIGATIONS

This Agreement is subject to the French laws and regulations.

The PARTIES will endeavor to amicably solve any dispute arising among them because of the interpretation or implementation of this Agreement or ensuing from it.

Should they fail to do so, they will submit the litigation to the competent courts of Paris.

This article is applicable irrespective of the expiry or termination of this Agreement.

ARTICLE 14: RECORDING IN THE NATIONAL PATENT REGISTER

This Agreement may, if required, be recorded by a PATENT MANAGER in the National Patent Registers kept by the National Industrial Property Office in charge of PATENTS.

The fees charged for the said registration will be considered PROCEDURAL FEES.

Drawn up in four (4) original copies, 1 (one) for each PARTY.

Signed in Paris

For Université Paris Descartes	For AP-HP
Mr. Axel KAHN	Mr. Christophe MISSE
President	Head of the Clinical Research and Development Department

François PAQUIS

UNIVERSITÉ PARIS DESCARTES
On	On DECEMBER 22, 2008
Paris, DECEMBER 19, 2008

Axel KAHN

President

For DBV	Approved by the Financial controller of AP-HP
Mr. Jean-François BIRY
President and Chief Executive Officer	Jean PARMENTIER
of the COMPANY	DECEMBER 29, 2008

On: January 7, 2009	On:

[signature] [signature]

ANNEXE 1

USE OF PROCEEDS UNTIL END-2012

Use of proceeds until end-2012

Prices in €000s	2008		2009		2010		2011		2012
	H1	H2	H1	H2	H1	H2	H1	H2	H1	H2
Specific Immunotherapy (EPIT)
Peanut	Pre-clinical + compassionate			la/lb		II			III
Clinical + regulatory expenses	175	175	374	676	1 200	1 000	500	500	1 250	1 250

Total external clinical + regulatory costs		(545)	(374)	(676)	(1 200)	(1 000)	(500)	(500)	(1 250)	(1 250)
Other fixed R&D costs		(1 069)	(724)	(865)	(530)	(530)	(473)	(473)	(758)	(758)
Fixed G&A costs		(1 120)	(676)	(864)	(775)	(775)	(848)	(848)	(1 157)	(1 157)

EBITDA		(2 735)	(1 773)	(2 405)	(2 505)	(2 305)	(1 821)	(1 821)	(3 165)	(3 165)
Capex		(352)	(440)	(440)	0	0	0	0	(350)	(350)
Research tax credit		1 087		779		617		769		1079
Net financing from loans + grants		350		360		500		0		(340)
Cash position at start of period	5 500	2 230	783	(1 430)	(3 137)	(5 642)	(6 829)	(8 651)	(9 703)	(13 218)
CASH POSITION AT END OF PERIOD	2 230	783	(1 430)	(3 137)	(5 642)	(6 829)	(8 651)	(9 703)	(13 218)	(15 994)

•	Approx. €10m required to reach POC phase II trial by end of 3Q2011

•	Phase III costs estimated at max of €5m external (CRO) costs, plus approx €5-7m internal costs for 2013-2014